Exhibit 99.1

ARKO Corp. Reports Second Quarter 2024 Results

ARKO Corp. (Nasdaq: ARKO) (“ARKO” or the “Company”), a Fortune 500 company and one of the largest convenience store operators in the United States, today announced financial results for the second quarter ended June 30, 2024.

Second Quarter 2024 Key Highlights (vs. Year-Ago Quarter)1,2

•
Net income for the quarter was $14.1 million compared to $14.5 million, with recent acquisitions and higher fuel margin partially offsetting continued declines in gallon demand and lower same store merchandise contribution.
•
Adjusted EBITDA for the quarter was $83.8 million compared to $86.2 million, which was above the Company’s previously issued guidance of $70 million to $77 million, driven by higher retail fuel margin per gallon.
•
Merchandise revenue decreased by 2.1% to $474.2 million, with incremental merchandise sales from recent acquisitions offset by a mid-single digit decline in same store merchandise sales.
•
Merchandise margin expanded approximately 90 basis points to 32.8%, supported by key marketing and merchandising initiatives.
•
Merchandise contribution increased 0.7% to $155.8 million.
•
Retail fuel contribution increased 1.2% to $118.0 million, driven by the combined impact of margin increases and incremental gallons from recent acquisitions, which more than offset a decline in same store fuel gallons sold.
•
Retail fuel margin increased to 41.6 cents per gallon from 39.7, while same store fuel gallons sold declined 6.6% compared to a decrease in national OPIS average same-station fuel gallon volume of approximately 4.2%.

Other Key Highlights

•
As part of ARKO’s focus on accelerating organic growth, the Company continues to develop its multi-year transformation plan, which is expected to include the following elements:
o
Additional targeted capital allocation toward strategic sub-segments of its retail stores intended to drive traffic and improve profitability. The Company plans to allocate capital based in part on a pilot program, currently in development, designed to improve the customer experience and value proposition, potentially including an expanded and refined offering across a larger store network, with a focus on food and an enhanced in-store experience. Currently, the pilot will focus on seven stores within one region, with the goal of a region-wide roll out before, ultimately, the expansion of this program across the Company’s retail footprint. The Company expects to begin implementing the new design in our pilot stores in the fourth quarter of 2024.
o
Increased focus on both pricing and procurement strategies across the Company’s retail stores to support ongoing merchandise margin rate growth.

1 See Use of Non-GAAP Measures below.

2 All figures for fuel contribution and fuel margin per gallon exclude the estimated fixed margin or fixed fee paid to the Company’s wholesale fuel distribution subsidiary, GPM Petroleum LP (“GPMP”) for the cost of fuel (intercompany charges by GPMP).

o
Leveraging the Company’s unique, multi-segment operating model through more active conversion of retail stores within the Company’s retail segment to dealer sites within its wholesale segment. Following the Company’s review of its retail store portfolio, a meaningful number of retail locations were identified for potential conversion, which are expected to yield greater profitability after conversion. The Company expects to have converted approximately 40 retail stores to dealer sites by the end of the third quarter of 2024, of which a small number had converted as of the end of the second quarter of 2024.

Additional details of the Company’s multi-year transformation plan will be provided at the Company’s investor day that is being scheduled for the fourth quarter of 2024. Details will be shared at a later date.

•
The Company continued its enhanced food program rollout, including expansion of a re-launched hot dog and roller grill program anchored by Nathan’s Famous as its supplier of quality, 100% all beef hot dogs, to more than 460 of its retail stores.
•
The Board declared a quarterly dividend of $0.03 per share of common stock to be paid on August 30, 2024 to stockholders of record as of August 19, 2024.

“This quarter, we continued to navigate a challenging macroeconomic environment alongside our customers,” said Arie Kotler, Chairman, President and Chief Executive Officer of ARKO. “We continued to see pressure on consumers as they struggle with inflation and elevated prices for everyday goods, especially in markets with a large percentage of lower income consumers. While this negatively impacted our retail sales, our team worked hard to control same store expenses and leverage our strong vendor partner relationships to deliver another quarter of merchandise margin growth, while providing much-needed value to our customers. When combined with higher fuel margins, we exceeded our Adjusted EBITDA guidance for the second quarter.”

Mr. Kotler continued: “Our commitment to strong execution, enhancing customer value, and improving store level economics remain a top priority. We are well positioned to navigate the near-term macro headwinds, and we continue to believe in the long-term opportunities for ARKO. We expect the ongoing enhancements to our operations will guide us through this environment, while also laying the foundation for our multi-year transformation plan.”

Second Quarter 2024 Segment Highlights

Retail

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
	(in thousands)
Fuel gallons sold	283,481	293,584	538,945	542,490
Same store fuel gallons sold decrease (%) [1]	(6.6%)	(2.6%)	(6.6%)	(4.2%)
Fuel contribution [2]	$117,981	$116,624	$210,914	$204,720
Fuel margin, cents per gallon [3]	41.6	39.7	39.1	37.7
Same store fuel contribution [1,2]	$111,433	$114,746	$193,481	$199,578
Same store merchandise sales (decrease) increase (%) [1]	(5.1%)	0.7%	(4.6%)	2.1%
Same store merchandise sales excluding cigarettes (decrease) increase (%) [1]	(4.0%)	3.8%	(3.5%)	5.6%
Merchandise revenue	$474,248	$484,561	$888,903	$884,849
Merchandise contribution [4]	$155,759	$154,658	$290,677	$277,623
Merchandise margin [5]	32.8%	31.9%	32.7%	31.4%
Same store merchandise contribution [1,4]	$148,093	$152,256	$266,769	$270,070
Same store site operating expenses [1]	$192,258	$193,185	$364,877	$360,297

[1] Same store is a common metric used in the convenience store industry. We consider a store a same store beginning in the first quarter in which the store had a full quarter of activity in the prior year. Refer to Use of Non-GAAP Measures below for discussion of this measure.

[2] Calculated as fuel revenue less fuel costs; excludes the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.

[3] Calculated as fuel contribution divided by fuel gallons sold.

[4] Calculated as merchandise revenue less merchandise costs.

[5] Calculated as merchandise contribution divided by merchandise revenue.

Total merchandise contribution for the second quarter of 2024 increased $1.1 million, or 0.7%, compared to the second quarter of 2023, due to $5.6 million in incremental merchandise contribution from recent acquisitions, which was partially offset by a decrease in same store merchandise contribution. Same store merchandise contribution decreased primarily due to lower contribution from certain core destination categories, as well as cigarettes.

Merchandise margin increased 90 basis points to 32.8% for the second quarter of 2024, supported by key marketing and merchandising initiatives.

For the second quarter of 2024, retail fuel contribution increased $1.4 million to $118.0 million compared to the prior year period, with resilient fuel margin capture of 41.6 cents per gallon, an increase of 1.9 cents per gallon compared to the second quarter of 2023. Incremental fuel contribution from recent acquisitions of approximately $5.0 million was partially offset by same store fuel contribution, which decreased to $111.4 million for the second quarter of 2024, compared to $114.7 million for the prior year quarter.

Wholesale

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
	(in thousands)
Fuel gallons sold – fuel supply locations	203,561	213,136	390,292	395,563
Fuel gallons sold – consignment agent locations	39,338	44,534	76,842	82,496
Fuel contribution [1] – fuel supply locations	$12,287	$12,518	$23,849	$23,674
Fuel contribution [1] – consignment locations	$11,699	$11,266	$20,867	$21,305
Fuel margin, cents per gallon [2] – fuel supply locations	6.0	5.9	6.1	6.0
Fuel margin, cents per gallon [2] – consignment agent locations	29.7	25.3	27.2	25.8

[1] Calculated as fuel revenue less fuel costs; excludes the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.

[2] Calculated as fuel contribution divided by fuel gallons sold.

In wholesale, total fuel contribution was approximately $24.0 million for the second quarter of 2024. Fuel contribution was similar for the second quarters of 2024 and 2023. Other revenues, net increased by approximately $0.7 million primarily due to vendor rebates. For the second quarter of 2024, site operating expenses decreased $0.6 million compared to the prior year period primarily due to lower credit card fees.

Fleet Fueling

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
	(in thousands)
Fuel gallons sold – proprietary cardlock locations	35,678	32,417	69,127	63,433
Fuel gallons sold – third-party cardlock locations	3,271	2,036	6,470	3,646
Fuel contribution [1] – proprietary cardlock locations	$17,529	$14,229	$31,198	$28,042
Fuel contribution [1] – third-party cardlock locations	$331	$155	$578	$177
Fuel margin, cents per gallon [2] – proprietary cardlock locations	49.1	43.9	45.1	44.2
Fuel margin, cents per gallon [2] – third-party cardlock locations	10.1	7.7	8.9	4.9

[1] Calculated as fuel revenue less fuel costs; excludes the estimated fixed fee paid to GPMP for the cost of fuel.

[2] Calculated as fuel contribution divided by fuel gallons sold.

Fuel contribution increased 24.2% to approximately $17.9 million for the second quarter of 2024 compared to the prior year period. At proprietary cardlocks, fuel margin increased by 5.2 cents per gallon compared to the second quarter of 2023. At third-party cardlock locations, fuel margin increased by 2.4 cents per gallon for the second quarter of 2024 compared to the second quarter of 2023. These changes were primarily due to higher volumes and the cardlocks acquired in the WTG Acquisition.

Site Operating Expenses

For the quarter ended June 30, 2024, convenience store operating expenses increased $4.8 million, or 2.4%, as compared to the prior year period, primarily due to $7.4 million of incremental expenses related to recent acquisitions. Same store expenses were down $0.9 million from the prior year period, or 0.5%, primarily related to lower personnel costs and lower credit card fees. The increase in site operating expenses was partially offset by underperforming retail stores that were closed or converted to dealers.

Liquidity and Capital Expenditures

As of June 30, 2024, the Company’s total liquidity was approximately $806 million, consisting of approximately $232 million of cash and cash equivalents and approximately $574 million of availability under lines of credit. Outstanding debt was $890 million, resulting in net debt, excluding lease related financing liabilities, of approximately $658 million. Capital expenditures were approximately $19.3 million for the quarter ended June 30, 2024.

Quarterly Dividend and Share Repurchase Program

The Company’s ability to return cash to its stockholders through its cash dividend program and share repurchase program is consistent with its capital allocation framework and reflects the Company’s confidence in the strength of its cash generation ability and strong financial position.

The Board declared a quarterly dividend of $0.03 per share of common stock to be paid on August 30, 2024 to stockholders of record as of August 19, 2024.

During the second quarter, the Board approved the expansion of the Company’s share repurchase program to $125 million, up from $100 million. There was approximately $25.7 million remaining under the share repurchase program as of June 30, 2024.

Company-Operated Retail Store Count and Segment Update

The following tables present certain information regarding changes in the retail, wholesale and fleet fueling segments for the periods presented:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
Retail Segment	2024	2023	2024	2023
Number of sites at beginning of period	1,540	1,531	1,543	1,404
Acquired sites	21	24	21	159
Newly opened or reopened sites	—	2	1	3
Company-controlled sites converted to
consignment or fuel supply locations, net	(2)	(6)	(2)	(11)
Closed, relocated or divested sites	(11)	(4)	(15)	(8)
Number of sites at end of period	1,548	1,547	1,548	1,547

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
Wholesale Segment [1]	2024	2023	2024	2023
Number of sites at beginning of period	1,816	1,841	1,825	1,674
Acquired sites	—	9	—	190
Newly opened or reopened sites [2]	11	17	20	24
Consignment or fuel supply locations converted
from Company-controlled or fleet fueling sites, net	2	6	2	11
Closed, relocated or divested sites	(35)	(49)	(53)	(75)
Number of sites at end of period	1,794	1,824	1,794	1,824

[1] Excludes bulk and spot purchasers.
[2] Includes all signed fuel supply agreements irrespective of fuel distribution commencement date.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
Fleet Fueling Segment	2024	2023	2024	2023
Number of sites at beginning of period	296	183	298	183
Acquired sites	—	111	-	111
Closed, relocated or divested sites	(2)	(1)	(4)	(1)
Number of sites at end of period	294	293	294	293

Changes in Non-GAAP Definitions; Third Quarter and Full Year 2024 Guidance

Beginning in the third quarter of 2024, the Company has made certain changes to its definitions for Adjusted EBITDA that impact the comparability of the metric to prior periods. Specifically, the Company will no longer include non-cash rent expense adjustments in its calculation of Adjusted EBITDA. Accordingly, the Company’s third quarter 2024 Adjusted EBITDA and full year 2024 Adjusted EBITDA guidance reflects the Company’s updated definition of Adjusted EBITDA. See “Supplemental Disclosure of Non-GAAP Financial Information” below for a reconciliation of the definitions prior to the third quarter of 2024 to allow for like-for-like comparisons to the new definitions for all periods presented.

The Company currently expects third quarter 2024 Adjusted EBITDA, using the revised methodology to calculate Adjusted EBITDA, to range between $70 million and $86 million, with an assumed range of average retail fuel margin from 38 to 44 cents per gallon, and which now includes approximately $3.5 million of non-cash rent expense.

The Company currently expects full year 2024 Adjusted EBITDA, using the revised methodology to calculate Adjusted EBITDA, to range between $235 million and $275 million, which now includes approximately $15 million of non-cash rent expense. This guidance translates directly to the Company maintaining its full year Adjusted EBITDA range of $250 million to $290 million using the historical methodology. The Company’s full year Adjusted EBITDA range assumes a range of average retail fuel margin from 37 to 45 cents per gallon for the back half of the year.

The Company is not providing guidance on net income at this time due to the volatility of certain required inputs that are not available without unreasonable efforts, including future fair value adjustments associated with its stock price, as well as depreciation and amortization related to its capital allocation as part of its focus on accelerating organic growth.

Conference Call and Webcast Details

The Company will host a conference call today to discuss these results at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the live call can dial 800-245-3047 or 203-518-9765.

A simultaneous, live webcast will also be available on the Investor Relations section of the Company’s website at https://www.arkocorp.com/news-events/ir-calendar. The webcast will be archived for 30 days.

About ARKO Corp.

ARKO Corp. (Nasdaq: ARKO) is a Fortune 500 company that owns 100% of GPM Investments, LLC and is one of the largest operators of convenience stores and wholesalers of fuel in the United States. Based in Richmond, VA, we operate A Family of Community Brands that offer delicious, prepared foods, beer, snacks, candy, hot and cold beverages, and multiple popular quick serve restaurant brands. Our high value fas REWARDS® loyalty program offers exclusive savings on merchandise and gas. We operate in four reportable segments: retail, which includes convenience stores selling merchandise and fuel products to retail customers; wholesale, which supplies fuel to independent dealers and consignment agents; GPM Petroleum, which sells and supplies fuel to our retail and wholesale sites and charges a fixed fee, primarily to our fleet fueling sites; and fleet fueling, which includes the operation of proprietary and third-party cardlock locations, and issuance of proprietary fuel cards that provide customers access to a nationwide network of fueling sites. To learn more about GPM stores, visit: www.gpminvestments.com. To learn more about ARKO, visit: www.arkocorp.com.

Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, the Company’s expected financial and operational results and the related assumptions underlying its expected results. These forward-looking statements are distinguished by use of words such as “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “guidance,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things, changes in economic, business and market conditions; the Company’s ability to maintain the listing of its common stock and warrants on the Nasdaq Stock Market; changes in its strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; expansion plans and opportunities; changes in the markets in which it competes; changes in applicable laws or regulations, including those relating to environmental matters; market conditions and global and economic factors beyond its control; and the outcome of any known or unknown litigation and regulatory proceedings. Detailed information about these factors and additional important factors can be found in the documents that the Company files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. The

Company does not undertake an obligation to update forward-looking information, except to the extent required by applicable law.

Use of Non-GAAP Measures

The Company discloses certain measures on a “same store basis,” which is a non-GAAP measure. Information disclosed on a “same store basis” excludes the results of any store that is not a “same store” for the applicable period. A store is considered a same store beginning in the first quarter in which the store had a full quarter of activity in the prior year. The Company believes that this information provides greater comparability regarding its ongoing operating performance. Neither this measure nor those described below should be considered an alternative to measurements presented in accordance with generally accepted accounting principles in the United States (“GAAP”).

The Company defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding the gain or loss on disposal of assets, impairment charges, acquisition costs, share-based compensation expense, other non-cash items, and other unusual or non-recurring charges. Each of Operating Income, as adjusted, EBITDA and Adjusted EBITDA is a non-GAAP financial measure.

At the segment level, the Company defines Operating Income, as adjusted, as operating income excluding the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.

The Company uses EBITDA and Adjusted EBITDA for operational and financial decision-making and believe these measures are useful in evaluating its performance because they eliminate certain items that it does not consider indicators of its operating performance. Additionally, the Company believes Operating Income, as adjusted provides greater comparability regarding its ongoing segment operating performance by eliminating intercompany charges at the segment level. EBITDA and Adjusted EBITDA are also used by many of its investors, securities analysts, and other interested parties in evaluating its operational and financial performance across reporting periods. The Company believes that the presentation of EBITDA and Adjusted EBITDA provides useful information to investors by allowing an understanding of key measures that it uses internally for operational decision-making, budgeting, evaluating acquisition targets, and assessing its operating performance.

Operating Income, as adjusted, EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be considered as a substitute for net income or any other financial measure presented in accordance with GAAP. These measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of its results as reported under GAAP. The Company strongly encourages investors to review its financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, same store measures, Operating Income, as adjusted, EBITDA and Adjusted EBITDA, as defined by the Company, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company’s use of these non-GAAP financial measures with those used by other companies.

Change in Non-GAAP Definitions

Beginning on July 1, 2024, the Company has made certain changes to its calculation of Adjusted EBITDA that impact the comparability of the metrics to prior periods. Specifically, the Company will no longer include non-cash rent expense adjustments in its calculation of Adjusted EBITDA. Accordingly, the Company’s third quarter of 2024 and full year 2024 Adjusted EBITDA guidance reflect the Company’s updated definition of Adjusted EBITDA. See “Supplemental Disclosure of Non-GAAP Financial Information” below for a reconciliation of the definitions prior to July 1, 2024 to allow for like-for-like comparisons to the new definitions for all periods presented.

Company Contact

Jordan Mann

ARKO Corp.

investors@gpminvestments.com

Investor Contact

Sean Mansouri, CFA

Elevate IR

(720) 330-2829

ARKO@elevate-ir.com

	Condensed Consolidated Statements of Operations

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
	(in thousands)
Revenues:
Fuel revenue	$1,887,531	$1,957,100	$3,518,863	$3,618,764
Merchandise revenue	474,248	484,561	888,903	884,849
Other revenues, net	26,384	27,480	52,851	53,904
Total revenues	2,388,163	2,469,141	4,460,617	4,557,517
Operating expenses:
Fuel costs	1,726,761	1,801,103	3,229,063	3,338,985
Merchandise costs	318,489	329,903	598,226	607,226
Site operating expenses	223,691	218,002	442,622	410,685
General and administrative expenses	42,436	42,660	84,594	83,076
Depreciation and amortization	33,577	32,837	65,293	61,236
Total operating expenses	2,344,954	2,424,505	4,419,798	4,501,208
Other expenses, net	261	4,956	2,737	7,676
Operating income	42,948	39,680	38,082	48,633
Interest and other financial income	3,384	2,428	25,297	9,630
Interest and other financial expenses	(24,751)	(22,588)	(49,121)	(43,392)
Income before income taxes	21,581	19,520	14,258	14,871
Income tax expense	(7,546)	(5,014)	(839)	(2,856)
Income (loss) from equity investment	28	(27)	50	(63)
Net income	$14,063	$14,479	$13,469	$11,952
Less: Net income attributable to non-controlling interests	—	48	—	101
Net income attributable to ARKO Corp.	$14,063	$14,431	$13,469	$11,851
Series A redeemable preferred stock dividends	(1,445)	(1,434)	(2,859)	(2,852)
Net income attributable to common shareholders	$12,618	$12,997	$10,610	$8,999
Net income per share attributable to common shareholders – basic	$0.11	$0.11	$0.09	$0.07
Net income per share attributable to common shareholders – diluted	$0.11	$0.11	$0.09	$0.07
Weighted average shares outstanding:
Basic	115,758	119,893	116,512	120,073
Diluted	116,880	121,280	117,073	120,767

	Condensed Consolidated Balance Sheets

	June 30, 2024	December 31, 2023
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$231,647	$218,120
Restricted cash	19,392	23,301
Short-term investments	4,860	3,892
Trade receivables, net	155,578	134,735
Inventory	251,142	250,593
Other current assets	107,145	118,472
Total current assets	769,764	749,113
Non-current assets:
Property and equipment, net	740,004	742,610
Right-of-use assets under operating leases	1,418,778	1,384,693
Right-of-use assets under financing leases, net	160,280	162,668
Goodwill	299,972	292,173
Intangible assets, net	194,151	214,552
Equity investment	2,935	2,885
Deferred tax asset	60,822	52,293
Other non-current assets	53,163	49,377
Total assets	$3,699,869	$3,650,364
Liabilities
Current liabilities:
Long-term debt, current portion	$18,184	$16,792
Accounts payable	239,169	213,657
Other current liabilities	151,434	179,536
Operating leases, current portion	68,725	67,053
Financing leases, current portion	10,856	9,186
Total current liabilities	488,368	486,224
Non-current liabilities:
Long-term debt, net	871,678	828,647
Asset retirement obligation	86,872	84,710
Operating leases	1,434,238	1,395,032
Financing leases	211,760	213,032
Other non-current liabilities	233,852	266,602
Total liabilities	3,326,768	3,274,247

Series A redeemable preferred stock	100,000	100,000

Shareholders' equity:
Common stock	12	12
Treasury stock	(106,123)	(74,134)
Additional paid-in capital	270,455	245,007
Accumulated other comprehensive income	9,119	9,119
Retained earnings	99,638	96,097
Total shareholders' equity	273,101	276,101
Non-controlling interest	—	16
Total equity	273,101	276,117
Total liabilities, redeemable preferred stock and equity	$3,699,869	$3,650,364

	Condensed Consolidated Statements of Cash Flows

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
	(in thousands)
Cash flows from operating activities:
Net income	$14,063	$14,479	$13,469	$11,952
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,577	32,837	65,293	61,236
Deferred income taxes	4,146	(3,885)	(5,929)	(14,115)
Loss on disposal of assets and impairment charges	721	2,991	3,385	3,278
Foreign currency loss	30	24	57	58
Gain from issuance of shares as payment of deferred consideration related to business acquisition	—	—	(2,681)	—
Gain from settlement related to business acquisition	—	—	(6,356)	—
Amortization of deferred financing costs and debt discount	668	621	1,332	1,213
Amortization of deferred income	(4,423)	(2,069)	(6,369)	(3,929)
Accretion of asset retirement obligation	627	627	1,243	1,118
Non-cash rent	3,687	3,760	7,171	6,558
Charges to allowance for credit losses	314	290	641	573
(Income) loss from equity investment	(28)	27	(50)	63
Share-based compensation	2,784	4,555	6,113	8,624
Fair value adjustment of financial assets and liabilities	(1,434)	(1,020)	(12,206)	(5,248)
Other operating activities, net	62	647	686	976
Changes in assets and liabilities:
Decrease (increase) in trade receivables	2,820	(6,991)	(21,484)	(18,173)
Decrease (increase) in inventory	2,584	(5,363)	2,772	(8,208)
Decrease (increase) in other assets	748	(14,510)	5,843	(10,965)
Increase in accounts payable	5,130	8,640	26,477	14,580
Decrease in other current liabilities	(1,772)	(7,524)	(5,924)	(7,651)
(Decrease) increase in asset retirement obligation	(65)	(21)	(120)	46
Increase in non-current liabilities	12,980	1,988	16,611	4,000
Net cash provided by operating activities	77,219	30,103	89,974	45,986
Cash flows from investing activities:
Purchase of property and equipment	(19,284)	(26,658)	(48,512)	(50,038)
Purchase of intangible assets	—	(35)	—	(35)
Proceeds from sale of property and equipment	48,256	88,049	50,295	296,485
Business acquisitions, net of cash	(53,458)	(143,294)	(54,458)	(481,636)
Loans to equity investment, net	14	—	28	—
Net cash used in investing activities	(24,472)	(81,938)	(52,647)	(235,224)
Cash flows from financing activities:
Receipt of long-term debt, net	5,968	19,233	47,556	74,233
Repayment of debt	(7,214)	(4,919)	(13,849)	(10,511)
Principal payments on financing leases	(1,171)	(1,494)	(2,306)	(2,912)

Early settlement of deferred consideration related to business acquisition	—	—	(17,155)	—
Proceeds from sale-leaseback	—	28,793	—	80,397
Payment of Ares Put Option	—	(9,808)	—	(9,808)
Common stock repurchased	(68)	(11,253)	(31,989)	(13,563)
Dividends paid on common stock	(3,473)	(3,607)	(7,069)	(7,216)
Dividends paid on redeemable preferred stock	(1,445)	(1,434)	(2,859)	(2,852)
Net cash (used in) provided by financing activities	(7,403)	15,511	(27,671)	107,768
Net increase (decrease) in cash and cash equivalents and restricted cash	45,344	(36,324)	9,656	(81,470)
Effect of exchange rate on cash and cash equivalents and restricted cash	(19)	—	(38)	(21)
Cash and cash equivalents and restricted cash, beginning of period	205,714	271,602	241,421	316,769
Cash and cash equivalents and restricted cash, end of period	$251,039	$235,278	$251,039	$235,278

Supplemental Disclosure of Non-GAAP Financial Information

	Reconciliation of EBITDA and Adjusted EBITDA

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
	(in thousands)
Net income	$14,063	$14,479	$13,469	$11,952
Interest and other financing expenses, net	21,367	20,160	23,824	33,762
Income tax expense	7,546	5,014	839	2,856
Depreciation and amortization	33,577	32,837	65,293	61,236
EBITDA	76,553	72,490	103,425	109,806
Non-cash rent expense (a)	3,687	3,760	7,171	6,558
Acquisition costs (b)	1,510	3,277	2,190	6,853
Loss on disposal of assets and impairment charges (c)	721	2,991	3,385	3,278
Share-based compensation expense (d)	2,784	4,555	6,113	8,624
(Income) loss from equity investment (e)	(28)	27	(50)	63
Fuel taxes received in arrears (f)	—	—	(565)	—
Adjustment to contingent consideration (g)	(310)	(922)	(292)	(1,624)
Other (h)	(1,160)	64	(971)	168
Adjusted EBITDA, as defined through June 30, 2024	$83,757	$86,242	$120,406	$133,726
Non-cash rent expense (a)	(3,687)	(3,760)	(7,171)	(6,558)
Adjusted EBITDA, as defined beginning July 1, 2024	$80,070	$82,482	$113,235	$127,168

(a) Eliminates the non-cash portion of rent, which reflects the extent to which our GAAP rent expense recognized exceeded (or was less than) our cash rent payments. The GAAP rent expense adjustment varies depending on the terms of our lease portfolio. For newer leases, our rent expense recognized typically exceeds our cash rent payments, whereas, for more mature leases, rent expense recognized is typically less than our cash rent payments. Beginning July 1, 2024, such expenses will no longer be an adjustment in the definition of Adjusted EBITDA.

(b) Eliminates costs incurred that are directly attributable to business acquisitions and salaries of employees whose primary job function is to execute our acquisition strategy and facilitate integration of acquired operations.

(c) Eliminates the non-cash loss from the sale of property and equipment, the loss recognized upon the sale of related leased assets, and impairment charges on property and equipment and right-of-use assets related to closed and non-performing sites.

(d) Eliminates non-cash share-based compensation expense related to the equity incentive program in place to incentivize, retain, and motivate our employees, certain non-employees and members of the Board.

(e) Eliminates our share of (income) loss attributable to our unconsolidated equity investment.

(f) Eliminates the receipt of historical fuel tax amounts for multiple prior periods.

(g) Eliminates fair value adjustments to the contingent consideration owed to the seller for the 2020 Empire acquisition.

(h) Eliminates other unusual or non-recurring items that we do not consider to be meaningful in assessing operating performance.

Supplemental Disclosures of Segment Information

Retail Segment

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
	(in thousands)
Revenues:
Fuel revenue	$976,372	$1,015,365	$1,800,800	$1,858,838
Merchandise revenue	474,248	484,561	888,903	884,849
Other revenues, net	16,735	18,997	33,414	37,552
Total revenues	1,467,355	1,518,923	2,723,117	2,781,239
Operating expenses:
Fuel costs	872,493	913,437	1,616,734	1,681,245
Merchandise costs	318,489	329,903	598,226	607,226
Site operating expenses	202,550	197,726	400,567	373,280
Total operating expenses	1,393,532	1,441,066	2,615,527	2,661,751
Operating income	73,823	77,857	107,590	119,488
Intercompany charges by GPMP [1]	14,102	14,696	26,848	27,127
Operating income, as adjusted	$87,925	$92,553	$134,438	$146,615

[1] Represents the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.

The tables below show financial information and certain key metrics of recent acquisitions in the Retail Segment that do not have (or have only partial) comparable information for any of the prior periods.

	For the Three Months Ended June 30, 2024
	Uncle's (WTG) [1]	Speedy's [2]	SpeedyQ [3]	Total
	(in thousands)
Date of Acquisition:	Jun 6, 2023	Aug 15, 2023	Apr 9, 2024
Revenues:
Fuel revenue	$20,928	$5,086	$13,356	$39,370
Merchandise revenue	10,204	2,644	6,738	19,586
Other revenues, net	263	54	227	544
Total revenues	31,395	7,784	20,321	59,500
Operating expenses:
Fuel costs	17,373	4,578	11,814	33,765
Merchandise costs	6,505	1,651	4,873	13,029
Site operating expenses	4,603	922	3,058	8,583
Total operating expenses	28,481	7,151	19,745	55,377
Operating income	2,914	633	576	4,123
Intercompany charges by GPMP [4]	294	79	193	566
Operating income, as adjusted	$3,208	$712	$769	$4,689
Fuel gallons sold	5,872	1,587	3,857	11,316
Fuel contribution [5]	$3,849	$587	$1,735	$6,171
Merchandise contribution [6]	$3,699	$993	$1,865	$6,557
Merchandise margin [7]	36.3%	37.6%	27.7%

	For the Six Months Ended June 30, 2024
	Uncle's (WTG) [1]	Speedy's [2]	SpeedyQ [3]	Total
	(in thousands)
Date of Acquisition:	Jun 6, 2023	Aug 15, 2023	Apr 9, 2024
Revenues:
Fuel revenue	$40,697	$9,354	$13,356	$63,407
Merchandise revenue	19,351	4,909	6,738	30,998
Other revenues, net	491	106	227	824
Total revenues	60,539	14,369	20,321	95,229
Operating expenses:
Fuel costs	34,437	8,473	11,814	54,724
Merchandise costs	12,378	3,093	4,873	20,344
Store operating expenses	9,293	2,112	3,058	14,463
Total operating expenses	56,108	13,678	19,745	89,531
Operating income	$4,431	$691	$576	$5,698
Intercompany charges by GPMP [4]	585	150	193	928
Operating income, as adjusted	$5,016	$841	$769	$6,626
Fuel gallons sold	11,693	3,003	3,857	18,553
Fuel contribution [5]	$6,845	$1,031	$1,735	$9,611
Merchandise contribution [6]	$6,973	$1,816	$1,865	$10,654
Merchandise margin [7]	36.0%	37.0%	27.7%

[1] Acquisition from WTG Fuels Holdings, LLC ("WTG"); includes only the retail stores acquired in the WTG acquisition.

[2] Acquisition of seven Speedy's retail stores.

[3] Acquisition of 21 SpeedyQ retail stores.

[4] Represents the estimated fixed margin paid to GPMP for the cost of fuel.

[5] Calculated as fuel revenue less fuel costs; excludes the estimated fixed margin paid to GPMP for the cost of fuel.

[6] Calculated as merchandise revenue less merchandise costs.

[7] Calculated as merchandise contribution divided by merchandise revenue.

Wholesale Segment

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
	(in thousands)
Revenues:
Fuel revenue	$762,693	$811,139	$1,427,207	$1,495,987
Other revenues, net	6,850	6,110	13,708	12,601
Total revenues	769,543	817,249	1,440,915	1,508,588
Operating expenses:
Fuel costs	750,846	800,286	1,405,959	1,474,977
Site operating expenses	9,566	10,196	18,865	19,294
Total operating expenses	760,412	810,482	1,424,824	1,494,271
Operating income	9,131	$6,767	$16,091	$14,317
Intercompany charges by GPMP [1]	12,139	12,931	23,468	23,969
Operating income, as adjusted	$21,270	$19,698	$39,559	$38,286

[1] Represents the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.

The table below shows financial information and certain key metrics of recent acquisitions in the Wholesale Segment that have only partial comparable information for prior periods.

	For the Three Months Ended June 30, 2024	For the Six Months Ended June 30, 2024
	WTG [1]
	(in thousands)
Date of Acquisition:	Jun 6, 2023
Revenues:
Fuel revenue	$2,882	$5,966
Other revenues, net	14	29
Total revenues	2,896	5,995
Operating expenses:
Fuel costs	2,741	5,700
Site operating expenses	68	136
Total operating expenses	2,809	5,836
Operating income	87	159
Intercompany charges by GPMP [2]	40	84
Operating income, as adjusted	$127	$243
Fuel gallons sold	811	1,682

[1] Includes only the wholesale business acquired in the WTG acquisition.

[2] Represents the estimated fixed margin paid to GPMP for the cost of fuel.

Fleet Fueling Segment

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
	(in thousands)
Revenues:
Fuel revenue	$140,140	$121,146	$272,333	$248,640
Other revenues, net	2,284	1,676	4,669	2,627
Total revenues	142,424	122,822	277,002	251,267
Operating expenses:
Fuel costs	124,149	108,435	244,207	223,666
Site operating expenses	6,442	5,043	12,985	9,833
Total operating expenses	130,591	113,478	257,192	233,499
Operating income	11,833	9,344	19,810	17,768
Intercompany charges by GPMP [1]	1,869	1,673	3,650	3,245
Operating income, as adjusted	$13,702	$11,017	$23,460	$21,013

[1] Represents the estimated fixed fee paid to GPMP for the cost of fuel.

The table below shows financial information and certain key metrics of recent acquisitions in the Fleet Fueling Segment that have only partial comparable information for the prior periods.

	For the Three Months Ended June 30, 2024	For the Six Months Ended June 30, 2024
	WTG [1]
	(in thousands)
Date of Acquisition:	Jun 6, 2023
Revenues:
Fuel revenue	$18,535	$34,770
Other revenues, net	1,028	2,198
Total revenues	19,563	36,968
Operating expenses:
Fuel costs	16,065	30,803
Site operating expenses	1,152	2,263
Total operating expenses	17,217	33,066
Operating income	2,346	3,902
Intercompany charges by GPMP [2]	250	482
Operating income, as adjusted	$2,596	$4,384
Fuel gallons sold	5,177	9,733

[1] Includes only the fleet fueling business acquired in the WTG acquisition.

[2] Represents the estimated fixed fee paid to GPMP for the cost of fuel.